Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cerner Corporation:
We consent to the incorporation by reference in the Registration Statement No. 333-70170 on Form S-8 of Cerner Corporation of our report, dated March 3, 2005, relating to the statements of net assets available for participants of the Cerner Corporation Associate Stock Purchase Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for participants for the years then ended, which report appears in the December 31, 2005 annual report on 11-K of Cerner Corporation.
(signed) KPMG LLP
Kansas City, Missouri
March 31, 2006